UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 23, 2018

IMMUNOMEDICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-12104	61-1009366
(State or other jurisdiction of incorporation)	(Commission File Number	(IRS Employer Identification No.)

300 The American Road Morris Plains, New Jersey	07950
(Address of Principal Executive Offices)	(Zip Code)

(973) 605-8200

Registrant’s telephone number, including area code

(Former name or former address if changed since last report,)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02                                           Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Michael Garone as Chief Financial Officer

On August 23, 2018 (the “Effective Date”), Immunomedics, Inc., a Delaware corporation (the “Company”), entered into a Transition Agreement (the “Transition Agreement”) with Michael Garone, the Company’s Vice President, Finance and Chief Financial Officer. Pursuant to the Transition Agreement, Mr. Garone resigned as the Company’s Chief Financial Officer, effective August 23, 2018. Mr. Garone shall remain the Company’s Vice President, Finance, and will provide transition services as needed, until May 18, 2019, which represents one (1) year from the date that the Company filed a Biologics License Application for IMMU-132 with the U.S. Food and Drug Administration (the “Anniversary Date”), subject to earlier termination by the Company or by Mr. Garone for any reason upon 60 days’ prior written notice (the earliest such date, the “Termination Date”). For the period of time commencing on the Effective Date and ending on the Termination Date, Mr. Garone will continue to receive his base salary, continue to participate in Company employee benefit plans in accordance with their terms and continue to vest into outstanding equity awards. Mr. Garone’s resignation is not the result of any disagreement with the Company, the Board of Directors of the Company, or management, or any matter relating to the Company’s operations, policies or practices.

Subject to Mr. Garone’s continued employment through the Anniversary Date (except if earlier terminated as described below), in exchange for providing a general release of claims that becomes effective after the Termination Date, Mr. Garone will receive: (i) a lump sum payment equal to two times the sum of his base salary and target annual bonus; (ii) full acceleration of the vesting of his outstanding time-based equity awards; (iii) lump sum payments for pro-rated bonus amounts and unused vacation days; and (iv) payment or reimbursement of COBRA premiums for Mr. Garone and his covered dependents for up to 12 months following his Termination Date (the “Severance”). Additionally, Mr. Garone will also be entitled to the Severance to the extent Mr. Garone’s employment with the Company ceases due to (i) the Company terminating his employment for any reason after the Effective Date or (ii) Mr. Garone’s resignation for any reason after the Effective Date; provided however, such termination or resignation will require 60 days’ prior written notice (such period, the “Notice Period”). The Company is permitted to terminate Mr. Garone’s employment at any time during the Notice Period and pay continued base salary through the end of the Notice Period in lieu of notice.

The Company expects to file the Transition Agreement as an exhibit to its Quarterly Report on Form 10-Q for the fiscal quarter ending September 30, 2018. The foregoing descriptions are qualified in their entirety by reference to the complete text of the Transition Agreement, when filed.

Appointment of Usama Malik as Interim Chief Financial Officer and Principal Financial Officer

The Company has appointed Mr. Usama Malik, the Company’s Chief Business Officer, to serve as the Company’s interim Chief Financial Officer and interim principal financial officer effective August 23, 2018. The Company and Mr. Malik have agreed to amend Mr. Malik’s existing employment agreement with the Company, pursuant to which he serves as the Company’s Chief Business Officer, to expand his duties and responsibilities as Interim Chief Financial Officer and to increase his annual base salary from $350,000 to $380,000.

Mr. Malik, age 43, has served as the Company’s Chief Business Officer since August 2017. Prior to joining the Company, Mr. Malik was the founder and managing partner of InnoAction Advisory Services, a boutique advisory firm with clients in the pharmaceutical and medical technologies fields, since January 2013. Prior to InnoAction, Mr. Malik was part of Senior Management at Bridgewater Associates from December 2011 to December 2012, and served as the Global Vice President of Strategy and Innovation at Pfizer from November 2007 through November 2011. Previously, Mr. Malik served in leadership roles at strategy consulting firms including Booz & Co. and KPMG Consulting, advising executive teams and boards on corporate strategy, finance, and business transformation opportunities.

Appointment of William Fricker as Principal Accounting Officer

The Company has appointed Mr. William Fricker, the Company’s Executive Director and Corporate Controller, to serve as the Company’s principal accounting officer. Mr. Fricker, age 54, has served as the Company’s Executive Director and Corporate Controller since February 2018. Prior to joining the Company, Mr. Fricker was a consultant at Resource Global Professionals, advising companies in the pharmaceutical and healthcare industries from December 2015 to January 2018. Prior to Resource Global Professionals, Mr. Fricker was the Vice President, Corporate Controller at J.M. Huber Corporation from April 2007 to November 2015. Mr. Fricker has also served in various accounting and finance related roles at Tyco International, Johnson & Johnson, Bristol Myers Squib and Kao Corp of America.

There are no family relationships between Mr. Malik or Mr. Fricker and any of the Company’s directors or executive officers and there are no arrangements or understanding between Mr. Malik or Mr. Fricker and any other persons pursuant to which they were selected as an officer of the Company. There are no related party transactions between Mr. Malik or Mr. Fricker and the Company.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IMMUNOMEDICS, INC.

Date: August 23, 2018	By:	/s/ Michael Pehl
Name: Michael Pehl
Title: Chief Executive Officer and President